UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2005

HOUSERAISING, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-50701 (Commission File Number)

4801 East Independence Boulevard, Suite 201 Charlotte, North Carolina 28212 (Address of Principal Executive Offices) (Zip Code)	56-2253025 (I.R.S. Employer Identification No.)

(704) 532-2121 (Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed since Last Report)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 1.02 Termination of a Material Definitive Agreement

As previously reported, on February 25, 2005, the Registrant entered into three agreements relating to an Equity Line of Credit with Dutchess Private Equities Fund, II, LP (“Dutchess Private Equities”) and US Euro Securities, Inc., covering the sale of up to $12.0 million of the Registrant’ common stock, representing approximately 6,000,000 shares, over the next thirty-six months. The stock was to be sold at the Registrant’s discretion, at a discount to the market price of the Registrant’s shares at the time of sale.

In connection with the Equity Line of Credit, the Registrant entered into an Investment Agreement and a Registration Rights Agreement with
Dutchess Private Equities, and a Placement Agent Agreement with US Euro Securities, Inc. On March 16, 2005, the Registrant and Dutchess Private Equities agreed to terminate the Investment Agreement and the Registration Rights Agreement, and the Registrant anticipates terminating the Placement Agent Agreement as well.

On the day of termination, the Registrant issued a press release in which it announced that it was pursuing another form of financing which would meet its immediate needs and be less dilutive to its shareholders than the equity line of credit financing offered by Dutchess Private Equities.

There is no material relationship between the Registrant or its affiliates and any of the other parties to the terminated agreements. In addition, there are no penalties associated with this termination, except that the Registrant has forfeited its $10,000 commitment fee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSERAISING, INC.

Date: March 21, 2005	By:	/s/ Charles M. Skibo
Name: Charles M. Skibo
Title: Chairman and CEO

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